Exhibit 99

BUNKER HILL ANNOUNCES PREFEASIBILITY STUDY FOR FIRST PHASE OF MINE RESTART

Bunker Hill to Host Live Interactive 6ix Summit on Thursday, September 8 @ 2:00pm ET / 11:00am PT

HIGHLIGHTS:

●	Average annual FCF of >$25 million, EBITDA of >$40 million, and zinc-equivalent production of >90 million pounds

●	Attractive financial returns, including $52 million NPV8 ($63 million NPV5), 36% IRR, and 2.1 year pay-back

●	Initial capex of $55 million achieves expanded 1,800 tpd operation, leveraging mineral endowment of the largest-scale and shallowest major mine in Idaho’s Silver Valley, and one of the most prolific mines in US history

●	Rapid restart of 16 months to commercial production for ‘Stage 1’ five-year mine plan on M&I Resources only

●	All-in Sustaining Cost position of $0.77 per payable pound of zinc, net of by-products

●	‘Phase 1’ mine plan zinc equivalent production of 475 million pounds at a zinc equivalent grade of 8.5%, including 317 million pounds of zinc, 146 million pounds of lead, and 3 million ounces of silver

●	‘Phase 2’ opportunities include resource conversion to unlock value from Inferred Resources which remain open for expansion, further increased scale, ongoing metallurgical optimization, and ore sorting

●	Silver Valley-based, experienced operating team, on-site construction-ready mill, no permitting constraints

●	Executive Chairman Richard Williams, CEO Sam Ash, and CFO David Wiensto host live interactive 6ix virtual investor event on Thursday, September 8th at 2:00PM ET / 11:00AM PT to discuss the PFS results and next steps. Investors are invited to register for this event at:[LINK]

TORONTO, Canada, September 6, 2022 – Bunker Hill Mining Corp. (CSE: BNKR) (“Bunker Hill” or the “Company) is pleased to report the results of a Prefeasibility Study (“PFS”) for the first phase of the restart of the Bunker Hill Mine in Idaho’s Silver Valley, USA.

The PFS plan describes a $55 million (including contingency) initial capital cost to rapidly restart the mine by the end of 2023, generating over $25 million of annual average free cash flow from an initial 5-year mine plan based on Probable Mineral Reserves to produce over 315 million pounds of zinc, 145 million pounds of lead, and 3 million ounces of silver at an estimated All-in Sustaining Cost of $0.77 per payable pound of zinc (net of by-products).

Sam Ash, CEO of Bunker Hill, stated: “We are very pleased to announce our Prefeasibility Study for ‘Phase 1’ of our multi-phase value-generation plan for the Bunker Hill Mine outlining how we intend to commence profitable, sustainable, modern operations by the end of 2023. As demonstrated in our PFS, Bunker Hill is a sustainable low-risk, high-margin asset with the potential to generate free cash flow of over $25 million per year while contributing to strategic metal production in the United States beginning in 2024 and providing a significant economic boost to our many community partners in the Silver Valley of Northern Idaho. We are now focused on driving forward to a formal construction decision while maintaining momentum with ongoing restart activities.”

The PFS was prepared in accordance with National Instrument 43-101 (“NI 43-101”). MineTech USA, LLC (MineTech) developed the mine infrastructure, capex and opex related portions of the PFS as well as portions of the mine plan and operating schedules in coordination with Bunker Hill’s team who directed Patterson & Cooke North America for the tailing backfill components, YaKum Consulting Inc for metallurgy and processing and Barr Engineering for process design and milling. The Company plans to file the completed PFS report on SEDAR at www.sedar.com within 45 days of this press release. All “t” and “ton” references in this press release are to short tons and “$” references are in U.S. dollars.

Highlights of the PFS are presented in Table 1 below:

Table 1: Phase 1 Prefeasibility Study Results Summary
	16 months							Years 1-5
Year	Initial Capex	1	2	3	4	5	TOTAL	ANNUAL AVERAGE

Metal Prices
Zinc ($/lb)	1.50	1.40	1.30	1.25	1.25	1.25	1.29	1.29
Lead ($/lb)	0.95	0.95	0.95	0.95	0.95	0.95	0.95	0.95
Silver ($/oz)	22.00	22.00	22.00	21.50	21.50	21.50	21.70	21.70
Mine plan
Ore mined (kt)	77	652	655	655	655	665	3,360	657
Zinc grade (%)	5.9%	5.6%	4.7%	5.7%	5.7%	5.9%	5.5%	5.5%
Lead grade (%)	2.1%	2.4%	2.7%	2.9%	2.4%	1.9%	2.5%	2.5%
Silver grade (oz/t)	0.5	0.7	1.3	1.4	1.2	0.8	1.1	1.1
Zinc eq grade (%)	7.7%	8.0%	8.1%	9.4%	8.8%	8.2%	8.5%	8.5%
Production
Zinc concentrate (t)	6,671	53,504	44,852	54,997	55,061	57,909	272,995	53,265
Lead concentrate (t)	2,091	20,945	23,577	25,078	20,955	16,605	109,251	21,432
Zn grade - Zn conc (%)	58.0%	58.0%	58.0%	58.0%	58.0%	58.0%	58.0%	58.0%
Pb grade - Pb conc (%)	67.0%	67.0%	67.0%	67.0%	67.0%	67.0%	67.0%	67.0%
Ag grade - Pb conc (oz/t)	14.4	18.6	31.5	30.1	31.0	27.4	27.6	27.7
Zn prod. - Zn conc (klbs)	7,738	62,065	52,029	63,796	63,871	67,174	316,674	61,787
Pb prod. - Pb conc (klbs)	2,802	28,067	31,593	33,605	28,080	22,251	146,397	28,719
Ag prod. - Pb conc (koz)	30	390	742	754	649	455	3,020	598
Zinc eq produced (klbs)	9,954	87,233	87,679	102,310	96,375	91,909	475,460	93,101
Cost metrics
Mining ($/t)		35	38	37	35	41	37	37
Processing ($/t)		21	21	21	21	21	21	21
G&A ($/t)		9	9	9	9	6	9	9
Opex - total ($/t)		65	68	67	65	69	67	67
Sustaining capex ($/t)		18	22	19	41	8	21	21
Cash costs: by-prod. ($/lb Zn payable)		0.61	0.42	0.36	0.45	0.64	0.50	0.50
AISC: by-prod. ($/lb Zn payable)		0.82	0.74	0.59	0.95	0.73	0.77	0.77
FCF & Valuation ($000’s)
Zinc revenue		73,857	57,492	67,784	67,863	71,373	338,368	67,674

Lead revenue		25,330	28,513	30,328	25,342	20,081	129,595	25,919
Silver revenue		7,900	15,515	15,406	13,256	9,260	61,337	12,267
Gross revenue		107,087	101,520	113,518	106,461	100,714	529,300	105,860
TC - Zinc conc		(16,257)	(11,138)	(13,657)	(13,673)	(14,380)	(69,105)	(13,821)
TC - Lead conc		(3,698)	(4,162)	(4,428)	(3,700)	(2,932)	(18,919)	(3,784)
RC - Lead conc		(449)	(882)	(896)	(771)	(538)	(3,535)	(707)
Land freight		(2,193)	(2,019)	(2,360)	(2,239)	(2,192)	(11,002)	(2,200)
Net smelter return		84,491	83,319	92,178	86,079	80,672	426,739	85,348
Mining costs		(22,828)	(24,592)	(23,971)	(22,927)	(27,454)	(121,772)	(24,354)
Processing costs		(13,766)	(13,842)	(13,842)	(13,842)	(14,053)	(69,346)	(13,869)
G&A costs		(6,050)	(6,063)	(6,063)	(6,063)	(4,257)	(28,496)	(5,699)
EBITDA		41,847	38,822	48,302	43,247	34,908	207,126	41,425
Sustaining capex		(11,475)	(14,127)	(12,651)	(26,982)	(5,215)	(70,450)	(14,090)
Initial capex	(54,853)						(54,853)	-
Land & salvage value						12,281	12,281	12,281
Pre-tax free cash flow	(54,853)	30,372	24,695	35,650	16,266	41,974	94,103	29,791
Taxes	(511)	(1,394)	(1,382)	(2,218)	(1,155)	(1,224)	(7,884)	(1,475)
Free cash flow	(55,364)	28,978	23,313	33,432	15,111	40,750	86,219	28,317
NPV (5%)	62,826
NPV (8%)	51,813
IRR (%)	36.0%
Payback (years)	2.1		`

Mineral Resource Estimate

Mineral Resources for the Bunker Hill Mine are Inclusive of Mineral Reserves. Metallurgical recoveries and concentrate grade specifications reflect the current data supported by the PFS. Mineral Resources are reported at an NSR cutoff of $70/ton. Mineral Resources are reported in situ and undiluted. Mineral Resources meet the reasonable prospects of eventual economic extraction due to the fact that the entire vertical extents of the mineralization have been developed on mining levels every two-hundred-feet. High grade capping was applied to the assays prior to grade estimation. Grades are estimated using Inverse Distance Cubed (ID3) interpolation techniques. A bulk density of 11.3 cubic feet per ton was applied to the entire Mineral Resource based upon historic density values from production records at Bunker Hill. Historic mining voids, stopes and development drifting have been accounted for in the Mineral Resource Estimate.

Table 2: Bunker Hill Mine Mineral Resource Estimate – NSR $70/ton cutoff – Ag selling price of $20/oz (troy), Lead selling price of $1.00/lb, Zn selling price of $1.20/lb. Effective date of August 29, 2022.

Classification	Ton (x1,000)	NSR ($/Ton)	Ag Oz/Ton	Ag Oz (x1,000)	Pb %	Pb Lbs. (x1,000)	Zn %	Zn Lbs. (x1,000)
Measured (M)	2,374	$119.60	1.01	2,404	2.46	116,574	5.37	254,811
Indicated (I)	4,662	$119.81	1.00	4,657	2.37	221,295	5.48	510,964
Total M & I	7,036	$119.74	1.00	7,061	2.40	337,869	5.44	765,774
Inferred	6,943	$126.28	1.52	10,532	2.87	398,901	4.96	688,482

(1) The Qualified Person for the above estimate is Scott Wilson, C.P.G., SME; effective August 29, 2022

(2) Measured, Indicated and Inferred classifications are based on the 2014 CIM Definition Standards.

(3) Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability
(4) Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in US$/t, i.e.: NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs). For the Mineral Resource Estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.
(5) Mineral Resources are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.
(6) Historic mining voids, stopes and development drifting have been depleted from the Mineral Resource Estimate
(7) Totals may not add up due to rounding

Mineral Reserve Estimate

Mineral Reserves are reported from the Quill, Newgard and UTZ sections of the Project. Measured and Indicated Mineral Resources were converted to Probable Mineral Reserves for the mine. Due to the distribution of mineralization, a portion of Inferred Mineral Resources has been included in the estimation of internal dilution at zero grade. Ongoing metallurgical work, minimal bulk mining / sampling of material in the Mineral Resource Estimate and current development advancement, were considered for the estimation of Probable Mineral Reserves. Continued technical evaluations and advancement of mine development are required to estimate Proven Mineral Reserves.

Optimized stope envelopes contain internal planned waste at zero value. External unplanned wasted was applied at 5% additional tons at zero grade for all planned tons. A minimum 5-foot buffer was placed around the worked-out stope areas. Delineation drilling is planned prior to mining in support of the short-term production mine plan and to identify areas that will require back fill prior to mining adjacent areas.

Mineral Reserves are estimated at an NSR cutoff of $80/ton at the reference point of salable mill concentrates.

Table 3: Bunker Hill Mine Mineral Reserves Estimate

Area	Description	Tons (t)	Zn (%)	Pb (%)	Ag (opt)	Contained Ag (koz)	Contained Zn (klbs)	Contained Pb (klbs)	NSR (US$/t)
Newgard and Quill	Probable	3,111,344	5.87%	2.56%	1.12	3,492	365,118	159,326	133.53
	Plan Dilution	94,997	-	-	-	-	-	-	-
	Unplanned Dilution	155,567	-	-	-	-	-	-	-
UTZ	Probable	89,117	3.93%	3.74%	1.35	95	7,002	6,658	122.66
	Plan Dilution	794	-	-	-	-	-	-	-
	Unplanned Dilution	4,445	-	-	-	-	-	-	-
Total	Probable	3,200,461	5.81%	2.59%	1.12	3,587	372,120	165,984	133.23
	Total Plan	3,360,473	5.30%	2.40%	1.02	3,587	372,120	165,984	126.88

(1) Plan Dilution is zero grade waste included in the designed stope shapes and probable tonnages
(2) Unplanned dilution is 5% external dilution added at zero grade
(3) Mineral Reserves stated are inclusive of all above mentioned dilutions and are factored for ore loss due to mining activities
(4) Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in US$/t, i.e.: NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs). For the Mineral Reserve Estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.
(5) Mineral Reserves are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.
(6) Historic mining voids, stopes and development drifting have been depleted from the Mineral Reserve Estimate
(7) Totals may not add up due to rounding

Initial Capital Costs & Infrastructure Overview

The PFS contemplates the technical and investment requirements for, and demonstrates the robust economics of a potential restart to a sustained mining and milling rate of 1,800 ton per day. The utilization of pre-existing infrastructure and expenditures already made through August 2022 allows for a low remaining capital investment required, as detailed in the table below.

Table 4: Initial Capital Costs

($000’s)	Initial Capital
Process plant	26,764
Capital development	6,370
Paste plant	6,206
Construction management & Indirects	4,034
Detailed engineering	2,798
Power feed & distribution	1,693
Mobile equipment	954
Surface upgrades & other	795
Pre-commercial production revenue	(695)
Capital Costs - Total (pre-contingency)	48,920
Contingency	5,933
Capital Costs - Total	54,853

The majority of the initial capital cost relates to construction of the processing plant at an estimated pre-contingency cost of $26.8 million and harnessing the extensive mill equipment and components from Teck’s Pend Oreille site. These costs include labor, refurbishment of equipment, costs of a new mill building inclusive of clearance, geotechnical and foundational work, and costs of additional mechanical equipment and components (to ensure all aspects of the processing plant are capable of an 1,800 ton per day run rate). The layout and design of these new facilities are envisaged to be on surface and located in the main yard in an area currently occupied by the historic Bunker Hill maintenance shop. Costs related to the purchase of the process plant from Teck are not included, nor are the costs associated with its demobilization, as this activity had been completed as of August 2022.

Approximately $6.4 million has been budgeted for capital development, a moderate estimate considering the extensive, intact, pre-existing infrastructure at the mine and surface including underground workings, surface portals and shaft access points as well as the main mine office and adjacent surface buildings. As an example, the Kellogg Tunnel adjacent to the main mine office connects horizontally by rail to the underground hoisting facilities on 9-level approximately 9,500 feet from the portal. As such, pre-production capital development primarily relates to the development of an underground decline from the Wardner yard (at the 5-level) to the back of the Kellogg Tunnel (at the 9-level) to provide rubber tire access for mine equipment and all requisite access to initial stopes in readiness for commercial production, and related rehabilitation activities.

Bunker Hill’s long hole stoping method envisions the use of a paste (i.e., hydraulic) backfill plant to deliver binder-added tailings product to backfill stopes. The paste plant will also deliver both binder-added and non-binder added thickened tailings to open historic mining voids throughout the mine as a means of tailings deposition. Patterson & Cooke, North America investigated several options to handle the backfill and tails placement requirements of the project. The option with the greatest amount of operational flexibility is to locate the plant on surface. The $6.2m of capital allocated for this will include construction of a tailings thickening plant to be located in the mill/process building (in the main yard on the 9-level) and of a tailings filtration plant immediately adjacent to the building. In addition, the paste plant and pumping station will be constructed at the mine’s 5-level laydown in the Wardner yard. Surface construction of the plants will help expedite construction, lower labor costs and make binder delivery to the plant more efficient. Location of the pumping station on the 5-level of the mine (highest accessible level) allows for gravity-assisted flow to the stoping areas, almost all of which are lower in elevation. Tailings will be filtered into a filter cake material and backhauled up to the Wardner plant from the mill/process location by means of the same haul trucks used for the overland ore haulage to the mill. Once at the Wardner location, tailings filter cake material will be mixed with a binding agent and water and then pumped through the reticulation line either to open void space for deposition or mined out stopes for backfill requirements. Initial backfill test work indicates excellent backfill strengths can be produced at low binder content. Further test work will provide optimization on binder addition requirements.

Construction management (EPCM and related costs) and detailed engineering costs have been estimated at $4.0 million and $2.8m respectively. The EPCM partner is assumed to be selected and onboarded at the beginning of the capital schedule, enabling a rapid advance after a construction decision. The detailed engineering costs span the remaining engineering work to enable construction across the processing plant (including crusher and loadout facilities), paste plant (all parts) and other infrastructure requirements.

Bunker Hill has been working closely with Avista Utilities to upgrade the electrical supply infrastructure to both the main Bunker Hill yard (9-level) and Wardner (5-level) sites. As of September 2022, Avista is extending and upgrading three phase power to the Wardner site. Additional capacity will be freed up at the main Kellogg/Bunker Hill substation by redirecting loads to adjacent substations where feasible (either immediately or with minimal additional infrastructure). Capital costs for these activities are funded by the project up front and then credited back to the operational power bill over the life of the project.

Other initial capital costs include various mobile equipment (supplementing the mine contractor fleet) and miscellaneous surface upgrades.

Mine water from all levels above the 9-level naturally drains out of the Kellogg Tunnel and then flows through existing infrastructure into the Central Water Treatment Plant (CTP), owned by Idaho Department of Environmental Quality (IDEQ), for treatment. The PFS envisages a long-term agreement between Bunker Hill and the IDEQ for use of the CTP for mine water treatment requirements, and therefore does not therefore envision capital expenditure for an internal water treatment plant.

Mining Methods

The Newgard/Quill resource was optimized and scheduled utilizing the long-hole open stoping (LHOS) mining method with backfill, whereby stopes are accessed via lateral drifts driven off the Newgard ramp connecting the levels vertically. The ramps and raise systems provide ventilation, utilities, and secondary escapeway, as well as connecting the entire mine for rubber tire access. The LHOS areas are accessed primarily by new excavations and do connect to some existing levels which will be rehabilitated. Backfill requirements are provided via the surface (5-level) hydraulic fill plant and distribution system.

Processing

The PFS envisages a mill throughput increase to 1,800 tons per day from a reconfiguration whereby two larger ball mills are purchased to replace the existing ball mills procured from the Pend Oreille site; the Company has identified multiple opportunities in this regard.

The plan entails run-of-mine (ROM) ore delivered from underground to a mobile jaw crusher located at the surface portal in Wardner. The crushed ROM will be delivered to the secondary crushing circuit via truck and overland haulage route. The processing facility and secondary crushing facility will be located at surface in the Kellogg yard adjacent to the Kellogg Tunnel. Crushed ore will be fed to a fine ore storage silo ahead of the new concentrator facility that will be constructed where the existing Bunker Hill maintenance building now stands.

The PFS envisages usage of the surface footprint occupied by the existing storage building adjacent to the surface administration buildings. Geotechnical and other technical work to finalize detailed engineering designs is currently underway and will be followed by demolition of the existing surface building.

The new concentrator facility will consist of a standard primary ball milling circuit followed by a conventional differential flotation circuit for lead and zinc. A lead concentrate will be produced first, followed by zinc concentrate in conventional flotation cells with 3 stages of concentrate cleaning for each product. Concentrate dewatering and loadout will take place on the north end of the concentrator to more easily accommodate the receiving and loading of concentrate trucks.

All tailings produced in the concentrator will be filtered to produce a tailings filter cake, consequently no surface tailings pond will be required. All process water solution will be recovered and reused in the concentrator.

All freshwater makeup for the concentrator will either come from mine water sources or an internally operated water treatment processes facility within the concentrator plant.

The zinc and lead concentrates are assumed to be transported by truck to the smelting facility owned by Teck Resources Limited (“Teck”) in Trail, British Columbia, with Teck exercising its option (as announced by the Company on March 31, 2022) to acquire 100% of the zinc and lead concentrate production for an initial term of 5 years.

Metallurgy

SGS Lakefield was contracted to conduct additional metallurgical test work to optimize and improve previous metallurgical results. Scoping level bulk flotation tests were conducted to affirm the most effective parameters to maximize recovery and concentrate quality. This test work allowed for the establishment of ore hardness, mineralogical characteristics, grind size vs. recovery, reagent profile, and repeatable flotation performance. Locked cycle testing of representative Bunker Hill ores exhibited acceptable recovery profiles at varying head grades while producing marketable grades of concentrates. Metallurgical variability and optimization test work will continue post PFS to further refine and improve recovery and concentrate quality performance.

The current test work supports a traditional crushing and grinding circuit followed by lead and zinc flotation. The Bunker Hill ore mineralogy requires a primary grind size of approximately 80% passing 74 microns for optimum flotation recovery. Lead will be floated first while zinc is chemically depressed for recovery later in the process. The vast majority of payable silver follows with the lead and reports to the lead concentrate. Zinc is chemically reactivated and recovered post lead flotation. Test work has confirmed that 3 stages of cleaning is adequate to produce a marketable concentrate grade for both lead and zinc.

Based on the metallurgical test work and an analysis of historical metallurgical performance, the performance criteria used in the PFS consisted of the following: 1) 88.2% lead recovery to the lead concentrate at a grade of 67.0% lead, 2) 85.1% zinc recovery the zinc concentrate at a grade of 58% zinc, and 3) 84.2% silver recovery to the lead concentrate.

Operating Costs Summary

Operating cost estimates were prepared based on an 1,800 tons per day ore production rate, as summarized in the Table below for the initial 5 years of mine life.

Table 5: Summary of Operating Costs

Average
Mining ($/t)	37.09
Processing ($/t)	21.12
G&A ($/t)	8.68
Operating Costs - Total ($/t)	66.89

Operating costs are based on experienced local contract labor and equipment for mining operations. A zero-based efficiency and cost estimate was completed based on the current underground contractors’ rates and guidance benchmarked against current development activities. Electrical power costs are based on scheduled projected loads applying an estimated power factor correction and applicable rates from Avista Utilities for all projected mine, milling and site operations. Mining costs are based LHOS methods in the majority of the Newgard, Quill and UTZ ore zones. There is a portion of limited cut-and-fill mining late in the mine plan, costs of which are reflected in total mine OPEX and the mining schedule.

Mine production will be hauled using the Newgard ramp, exit the mine at the Russel portal and be trucked overland via off-road haul trucks down to the Kellogg mill location. Thickened and filtered tails will be back hauled to the Russell site for placement underground as engineered or straight backfill.

Operating costs in Table 5 do not include smelter charges or concentrate freight costs, which have been estimated based on an outlook for the zinc and lead concentrate markets by a third-party consultant, and trucking quotes obtained. These costs have been shown separately in Table 1 above.

Cash Flow & Valuation

The project is expected to generate pre-tax free cash flow of $137 million over the initial Phase 1 mine plan (average of $27 million per year) and $130 million on an after-tax basis (average of $26 million per year) before consideration of sale proceeds from land and salvage equipment, after the initial capital expenditure period of 16 months. In addition, total estimated cash flows include approximately $11 million (net of tax) from estimated proceeds of sale of undeveloped land, processing and mobile equipment at the end of the five-year mine plan. Estimated cash flows do not include the impact of potential financing arrangements. Tax estimates include federal and state income tax, mine license tax, and property tax after consideration of Bunker Hill Mining Corp.’s existing estimated net operating loss position and other tax attributes, and were estimated by Mining Tax Plan LLC.

The ‘Phase 1’ Prefeasibility Study results yield an after-tax Net Present Value (“NPV”) of $52 million using an 8.0% discount rate, or $63 million using a 5.0% discount rate, and an after-tax Internal Rate of Return (“IRR”) of 36.0%.

Table 6 below summarizes the after-tax sensitivities of NPV and IRR to metal prices, operating and capital costs.

Table 6: NPV (8%) & IRR Sensitivities

	Metal Prices							Operating & Capital Costs
		Zinc Price ($/lb)							Operating Costs (+/- %)
NPV (8%) ($M)			(0.20)	(0.10)	-	0.10	0.20			(20)%	(10)%	-	10%	20%
	Lead Price ($/lb)	(0.20)	(7)	13	32	51	68	Total Capital Costs (+/- %)	(20)%	102	87	72	56	40
		(0.10)	4	23	42	60	78		(10)%	92	77	62	46	30
		-	14	33	52	69	87		-	82	67	52	36	19
		0.10	24	43	61	78	96		10%	72	57	42	25	9
		0.20	34	53	70	87	105		20%	62	47	31	15	(1)
		Zinc Price ($/lb)							Operating Costs (+/- %)
IRR (%)			(0.20)	(0.10)	-	0.10	0.20			(20)%	(10)%	-	10%	20%
	Lead Price ($/lb)	(0.20)	4%	16%	26%	35%	44%	Total Capital Costs (+/-%)	(20)%	71%	62%	53%	44%	34%
		(0.10)	10%	21%	31%	40%	49%		(10)%	60%	52%	44%	35%	26%
		-	16%	26%	36%	45%	53%		-	51%	44%	36%	28%	19%
		0.10	22%	32%	41%	49%	57%		10%	44%	37%	29%	21%	13%
		0.20	27%	37%	45%	54%	62%		20%	37%	30%	23%	15%	7%

Next Steps & Opportunities

Key next steps for the project include the completion of detailed engineering for the process plant and paste plant, prior to commencement of construction. In parallel, underground development should continue in order to establish initial mining areas. Thereafter, construction is expected to commence along with the purchase of long lead time capital items and additional mining equipment.

Opportunities to further enhance financial returns include resource conversion to unlock value from Inferred Resources which remain open for expansion, further increased scale beyond the contemplated 1,800 tpd throughput rate, ongoing metallurgical optimization, and ore sorting.These opportunities are not included in the PFS economic analysis.

QUALIFIED PERSON

MineTech USA, LLC (MineTech) developed the mine infrastructure, capex and opex related portions of the PFS as well as portions of the mine plan, reserves and operating schedules in coordination with Bunker Hill’s team who directed Paterson & Cooke North America for the tailings and backfill components and Barr Engineering for milling and process design. Robert Todd, P.E. is a Principal of MineTech, a registered engineer in Idaho, consultant to the Company and an Independent “Qualified Person” as defined by NI 43-101. Peter Kondos Ph.D., CEO of YaKum Consulting Inc was responsible for the processing and metallurgical testing and sections of this release and subsequent technical report and is an independent “Qualified Person” as defined by NI 43-101.

Mr. Scott E. Wilson, CPG, President of Resource Development Associates Inc. and a consultant to the Company, is an independent qualified person as defined by NI 43-101 and is acting as the qualified person for the Company. He has reviewed and approved the technical information summarized in this news release.

ABOUT BUNKER HILL MINING CORP.

Under new Idaho-based leadership, Bunker Hill Mining Corp. intends to sustainably restart and develop the Bunker Hill Mine as the first step in consolidating a portfolio of North American precious-metal assets with a focus on silver. Information about the Company is available on its website, www.bunkerhillmining.com, or under the Company’s profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

For additional information contact:

David Wiens, CFA

CFO & Corporate Secretary

+1 208 370 3665

ir@bunkerhillmining.com

Cautionary Statements

Certain statements in this news release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, as well as within the meaning of the phrase ‘forward-looking information’ in the Canadian Securities Administrators’ National Instrument 51-102 – Continuous Disclosure Obligations. Forward-looking statements are not comprised of historical facts. Forward-looking statements include estimates and statements that describe the Company’s future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Forward-looking statements may be identified by such terms as “believes”, “anticipates”, “expects”, “estimates”, “may”, “could”, “would”, “will”, or “plan”. Since forward-looking statements are based on assumptions and address future events and conditions, by their very nature they involve inherent risks and uncertainties. Although these statements are based on information currently available to the Company, the Company provides no assurance that actual results will meet management’s expectations. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information.

Forward looking information in this news release includes, but is not limited to, the Company’s intentions regarding its objectives, goals or future plans and statements. Factors that could cause actual results to differ materially from such forward-looking information include, but are not limited to: the ability to predict and counteract the effects of COVID-19 on the business of the Company, including but not limited to the effects of COVID-19 on the price of commodities, capital market conditions, restriction on labour and international travel and supply chains; failure to identify mineral resources; failure to convert estimated mineral resources to reserves; the inability to complete a feasibility study which recommends a production decision; the preliminary nature of metallurgical test results; the Company’s ability to restart and develop the Bunker Hill Mine and the risks of not basing a production decision on a feasibility study of mineral reserves demonstrating economic and technical viability, resulting in increased uncertainty due to multiple technical and economic risks of failure which are associated with this production decision including, among others, areas that are analyzed in more detail in a feasibility study, such as applying economic analysis to resources and reserves, more detailed metallurgy and a number of specialized studies in areas such as mining and recovery methods, market analysis, and environmental and community impacts and, as a result, there may be an increased uncertainty of achieving any particular level of recovery of minerals or the cost of such recovery, including increased risks associated with developing a commercially mineable deposit with no guarantee that production will begin as anticipated or at all or that anticipated production costs will be achieved; failure to commence production would have a material adverse impact on the Company’s ability to generate revenue and cash flow to fund operations; failure to achieve the anticipated production costs would have a material adverse impact on the Company’s cash flow and future profitability; delays in obtaining or failures to obtain required governmental, environmental or other project approvals; political risks; changes in equity markets; uncertainties relating to the availability and costs of financing needed in the future; the inability of the Company to budget and manage its liquidity in light of the failure to obtain additional financing, including the ability of the Company to complete the payments pursuant to the terms of the agreement to acquire the Bunker Hill Mine Complex; inflation; changes in exchange rates; fluctuations in commodity prices; delays in the development of projects; capital, operating and reclamation costs varying significantly from estimates and the other risks involved in the mineral exploration and development industry; and those risks set out in the Company’s public documents filed on SEDAR. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information, which only applies as of the date of this news release, and no assurance can be given that such events will occur in the disclosed time frames or at all. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, other than as required by law. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred Resources

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been disclosed in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy, and Petroleum Definition Standards on Mineral Resources and Mineral Reserves. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian disclosure standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (“SEC”), and resource and reserve information contained in this press release may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for disclosure of “reserves” are also not the same as those of the SEC, and reserves disclosed by the Company in accordance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits contained in our website may not be comparable with information made public by companies that report in accordance with U.S. standards.